Exhibit 99.1

Trex Company Announces Record Fourth Quarter and Full Year 2015 Results

Fourth Quarter Highlights

  4Q15 Net Sales Increased 20% to $89 Million
  Net Income up 57% to $8.1 Million
  EPS of $0.26 compared to $0.16 in 4Q14

Full Year 2015 Highlights

  Record Net Sales of $441 Million, up 13% YoY
  Net Income up 16% to $48 Million
  Record EPS of $1.52, up 20% YoY

WINCHESTER, Va.--(BUSINESS WIRE)--February 23, 2016--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking & railing and leader in high-performance, low-maintenance outdoor living products, today announced financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Results

Net sales for the fourth quarter of 2015 were $89 million, 20% above the $74 million reported for the comparable period in 2014. The Company reported net income of $8.1 million, or $0.26 per diluted share, up 57% and 63%, respectively, from the net income of $5.2 million, or $0.16 per diluted share, reported in last year’s fourth quarter.

President and CEO James E. Cline commented, “Our fourth quarter results represented a strong finish to 2015. Year-over-year net sales growth of 20% was slightly ahead of our guidance, thanks to unseasonably good weather and positive momentum going into the 2016 “Early Buy” season. Additionally, we continued to generate operating leverage by maintaining our gross margin at close to 36% and reducing our SG&A expenditures as a percentage of revenues by 170 basis points to 21%, after excluding 2014 expenses of $1.1 million related to our Dulles lease and a terminated transaction.”

Full Year 2015 Results

For the full year 2015, net sales were $441 million, a 13% increase compared to prior year net sales of $392 million. Gross margin was 35.1%, a 70 basis point decrease from prior year; before giving effect to 2015 warranty charges of $7.8 million, primarily related to surface flaking, gross margin was 36.9% up from 35.8% in the prior year. The Company reported net income of $48.1 million, or $1.52 per diluted share, increases of 16% and 20%, respectively, from the net income of $41.5 million, or $1.27 per diluted share reported for 2014. Exclusive of warranty reserve charges net of tax, net income was $53.0 million, or $1.67 per diluted share.

Mr. Cline commented, “We achieved record net sales for 2015, posting year-over-year growth that substantially outpaced the industry, as we continued to successfully execute our market share expansion strategy. Throughout the year, we experienced increasing acceptance of our “good, better, best Decking & Railing” product lineup and greater consumer recognition of the opportunity to design customized outdoor living spaces with long-lasting Trex products. At the same time, we maintained our pricing discipline and implemented operating efficiencies that enabled us to expand our gross margin by 110 basis points, before giving effect to the warranty charges noted above.

"In addition to solid operating and financial performance in 2015, Trex ended the year in a strong financial position, with net debt of $1 million at December 31, 2015. Full year 2015 free cash flow was $39 million, which was the primary source of funds used for the $45 million of capital returned to shareholders through share repurchases. In January 2016, we completed a debt refinancing that increased our borrowing capacity by $100 million, positioning us to accelerate our share repurchase strategy and optimize our capital structure, as well as to take advantage of strategic growth opportunities.”

Summary and Outlook

Mr. Cline continued, “We are pleased with our strong momentum in 2015, and enthusiastic about our prospects for further expanding our industry-leading market share in 2016. Beginning in the second quarter, a substantial portion of our media budget will target conversion from wood decking, which represents approximately 84% of the decking lineal feet sold in North America, to Trex. Trex will launch a multi-year campaign to gain share from this largest single source in the decking category. Also, we will continue to implement meaningful cost reduction initiatives that we expect to move the needle on gross margin.

“For the first quarter of 2016, we expect net sales of $131 million, representing 8% growth over first quarter 2015 levels. In addition, we expect our average incremental margin to reach 50% in 2016, above the 45% guidance that we provided for 2015.

"Full year 2016 capital spending is projected to be $25 million to support anticipated revenue growth and drive gross margin improvement.”

Fourth-Quarter 2015 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth-quarter 2015 results and other corporate matters on Tuesday, February 23, 2016 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7638 and reference conference ID #34761312. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at http://investor.trex.com/phoenix.zhtml?c=86979&p=irol-irhome.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,700 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)

Net sales	$89,202	$74,202	$440,804	$391,660

Cost of sales	57,247	47,567	285,935	251,464

Gross profit	31,955	26,635	154,869	140,196

Selling, general and administrative expenses	18,701	17,902	77,463	72,370

Income from operations	13,254	8,733	77,406	67,826

Interest expense, net	136	87	619	878

Income before income taxes	13,118	8,646	76,787	66,948

Provision for income taxes	5,032	3,493	28,689	25,427

Net income	$8,086	$5,153	$48,098	$41,521

Basic earnings per common share	$0.26	$0.16	$1.53	$1.28

Basic weighted average common shares outstanding	30,766,943	31,641,963	31,350,542	32,319,649

Diluted earnings per common share	$0.26	$0.16	$1.52	$1.27

Diluted weighted average common shares outstanding	30,966,682	32,085,210	31,682,509	32,751,074

Comprehensive income	$8,086	$5,153	$48,098	$41,521

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2015	2014

ASSETS
Current assets:

Cash and cash equivalents	$5,995	$9,544
Accounts receivable, net	47,386	36,391
Inventories	23,104	23,747
Prepaid expenses and other assets	13,409	6,288
Deferred income taxes	9,136	9,271
Total current assets	99,030	85,241
Property, plant and equipment, net	100,924	98,716
Goodwill and other intangibles	10,526	10,534
Other assets	1,518	1,333
Total assets	$211,998	$195,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$17,733	$20,050
Accrued expenses	28,891	20,660
Accrued warranty	6,825	8,744
Line of credit	7,000	-
Total current liabilities	60,449	49,454
Deferred income taxes	4,597	3,708
Non-current accrued warranty	26,698	25,097
Other long-term liabilities	3,791	4,180
Total liabilities	95,535	82,439
Stockholders’ equity:

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,819,259 and 34,800,552 shares issued and 30,904,530 and 32,020,123 shares outstanding at December 31, 2015 and December 31, 2014, respectively	348	348
Additional paid-in capital	116,947	116,740
Retained earnings	119,395	71,297
Treasury stock, at cost, 3,914,729 and 2,780,429 shares at December 31, 2015 and December 31, 2014, respectively	(120,227)	(75,000)
Total stockholders’ equity	116,463	113,385
Total liabilities and stockholders’ equity	$211,998	$195,824

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the year ended December 31,
	2015	2014

Operating Activities
Net income	$48,098	$41,521
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	14,384	15,204
Deferred income taxes	1,024	3,574
Stock-based compensation	4,861	4,807
Loss on disposal of property, plant and equipment	649	158
Excess tax benefits from stock compensation	(3,147)	(12,898)
Other non-cash adjustments	(271)	(245)
Changes in operating assets and liabilities:
Accounts receivable	(10,995)	867
Inventories	643	(1,319)
Prepaid expenses and other assets	905	(624)
Accounts payable	(2,317)	5,159
Accrued expenses and other liabilities	7,554	(7,535)
Income taxes receivable/payable	1,246	9,973

Net cash provided by operating activities	62,634	58,642

Investing Activities
Expenditures for property, plant and equipment	(23,333)	(12,974)
Proceeds from sales of property, plant and equipment	35	66
Purchase of acquired company, net of cash acquired	(31)	(44)
Notes receivable, net	-	79

Net cash used in investing activities	(23,329)	(12,873)

Financing Activities
Financing costs	(3)	(453)
Borrowings under line of credit	225,500	143,000
Principal payments under line of credit	(218,500)	(143,000)
Repurchases of common stock	(53,313)	(53,189)
Proceeds from employee stock purchase and option plans	315	747
Excess tax benefits from stock compensation	3,147	12,898

Net cash used in financing activities	(42,854)	(39,997)

Net (decrease) increase in cash and cash equivalents	(3,549)	5,772
Cash and cash equivalents at beginning of period	9,544	3,772

Cash and cash equivalents at end of period	$5,995	$9,544

Supplemental Disclosure:
Cash paid for interest, net of capitalized interest	$625	$520
Cash paid for income taxes, net	$26,327	$11,919

CONTACT:
Trex Company, Inc.
Bryan Fairbanks, 540-542-6300
VP & CFO
or
LHA
Harriet Fried, 212-838-3777